        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 1996.

                                                          REGISTRATION NO.  333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                            -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            MATRIA HEALTHCARE, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                              58-2205984
- --------------------------------                             -------------------
(State or other jurisdiction of                                (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                         1850 PARKWAY PLACE, SUITE 1200
                            MARIETTA, GEORGIA 30067
                                 (770) 423-4500
                  (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)


                                J. BRENT BURKEY, ESQ.
                             SENIOR VICE PRESIDENT
                              AND GENERAL COUNSEL
                            MATRIA HEALTHCARE, INC.
                         1850 PARKWAY PLACE, SUITE 1200
                            MARIETTA, GEORGIA 30067
                                 (770) 423-4500
                      (Name, address, including zip code,
                        and telephone number, including
                        area code, of agent for service)

                      -----------------------------------

                                WITH A COPY TO:
                                ---------------

         ROBERT F. BYRNES                          PATRICIA A. WILSON, ESQ.
             PRESIDENT                               TROUTMAN SANDERS LLP
      MATRIA HEALTHCARE, INC.                     600 PEACHTREE STREET, N.E.
  1850 PARKWAY PLACE, SUITE 1200                 SUITE 5200, NATIONSBANK PLAZA
      MARIETTA, GEORGIA 30067                    ATLANTA, GEORGIA 30308-2216
          (770) 423-4500                                (404) 885-3000

                       ----------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS
                       DETERMINED BY MARKET CONDITIONS.

                       ----------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE



========================================================================================================================
                                                                PROPOSED             PROPOSED
                                                                 MAXIMUM             MAXIMUM
           TITLE OF EACH                   AMOUNT               OFFERING            AGGREGATE            AMOUNT OF
        CLASS OF SECURITIES                TO BE                  PRICE              OFFERING          REGISTRATION
         TO BE REGISTERED                REGISTERED             PER UNIT*             PRICE*                FEE
- ------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value $.01        772,032 shares            $7.4375             $5,741,988            $1,980
   per share (together with
   associated common stock
   purchase rights)
========================================================================================================================


         *Based upon the average of the high and low prices on August 27, 1996, as reported by the Nasdaq National Market and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

                       ----------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Subject to Completion, Dated August 30, 1996

                                   PROSPECTUS


                                 772,032 SHARES
                            MATRIA HEALTHCARE, INC.
                                  COMMON STOCK
                                ($.01 PAR VALUE)

        The 772,032 shares (the "Shares") of Common Stock, $.01 par value (together with associated common stock purchase rights, the "Common Stock"), of Matria Healthcare, Inc. ("Matria" or the "Company") offered hereby are being offered for the account of the selling stockholders of the Company identified herein (the "Selling Stockholders"). The Shares offered hereby were issued by the Company in connection with the Company's acquisition of the remaining outstanding equity interest in National Reproductive Medical Centers, Inc. not already owned by the Company. The Company will not receive any proceeds from the sale of the Shares. See "The Selling Stockholders."

        The Selling Stockholders, directly, or through agents, broker-dealers or underwriters designated from time to time, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the number of Shares to be sold, the names of any agent or broker-dealer or underwriter and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. The Selling Stockholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents. The Company has agreed to bear all of the expenses (other than commissions, underwriting discounts and fees of any counsel of the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Plan of Distribution."

        The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "MATR." On August 23, 1996, the last sale price of the Common Stock as reported on the Nasdaq National Market was $7 3/8 per share.

        SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

        The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on their resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for indemnification arrangements among the Company and the Selling Stockholders.

                                  ------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

The date of this Prospectus is         , 1996.
                               --------

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can also be obtained from the Web site that the Commission maintains at www.sec.gov.

        This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement as permitted by the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents have been previously filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus as of their respective dates:

         (a)     Annual Report on Form 10-K for the year ended December 31, 1995;

         (b)     Current Report on Form 8-K dated March 8, 1996, as amended by Form 8-K/A dated March 29, 1996;

         (c)     Quarterly Report on Form 10-Q for the three months ended March 31, 1996;

         (d)     Quarterly Report on Form 10-Q for the three months ended June 30, 1996;

         (e)     Current Report on Form 8-K dated July 10, 1996, as amended by Form 8-K/A dated August 28, 1996;

         (f)     The description of the Common Stock in the Company's Registration Statement on Form 8-A dated February
                 7, 1996, and any amendments or reports filed for the purpose of amending such description; and

         (g)     The description of the Common Stock Purchase Rights in the Company's Registration Statement on Form 8-A
                 dated February 7, 1996, and any amendments or reports filed for the purpose of amending such description.

         Additionally, all documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, upon request, without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than certain exhibits to such documents which are not specifically incorporated by reference in such documents). Requests for such copies should be directed to: Matria Healthcare, Inc., 1850 Parkway Place, Suite 1200, Marietta, Georgia 30067, Attention: J. Brent Burkey, Senior Vice President, General Counsel and Secretary (770) 423-4500.

                                  ------------

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR A SUPPLEMENT TO THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                  ------------

                                  THE COMPANY

         The Company is a Delaware corporation which was incorporated on October 4, 1995 for the purpose of the merger (the "Merger") of Tokos Medical Corporation (Delaware), a Delaware corporation ("Tokos"), and Healthdyne, Inc., a Georgia corporation ("Healthdyne"), with and into Matria. The effective date of the Merger was March 8, 1996. Prior to the Merger, Matria had no material assets or liabilities and its then outstanding shares of Common Stock were held exclusively by Tokos and Healthdyne. As a result of the Merger, the operations and assets of Tokos and Healthdyne were consolidated into Matria, and each share of common stock of Tokos and Healthdyne outstanding on the effective date of the Merger was exchanged for one share of Matria Common Stock.

         Matria is a leading provider of specialized obstetrical home healthcare services which assist physicians in the management of high-risk pregnancies. In addition, Matria provides home healthcare services for the management of other complicated obstetrical and gynecological conditions, such as pregnancy induced hypertension. Matria's services are designed to achieve improved medical outcomes at significant cost savings through the reduction of patient hospitalization. Services offered by Matria include screening to assist in the identification of women who may be at risk of complications during pregnancy; maternal risk assessment and prenatal education for asymptomatic patients; daily management and education of high risk patients; administration and supervision of a range of home infusion therapies for obstetrical and gynecological conditions; and specialty obstetrical and gynecological nursing.

         As the successor to Tokos, Matria has the exclusive marketing rights in the United States and Canada to a proprietary immunoassay for fetal fibronectin developed and patented by Adeza Biomedical Corporation, a California corporation ("Adeza"), and approved by the United States Food and Drug Administration ("FDA") as a reliable marker for preterm delivery in symptomatic patients.

         The principal executive offices of the Company are located at 1850 Parkway Place, Suite 1200, Marietta, Georgia 30067, and its telephone number is
(770) 423-4500.


RECENT DEVELOPMENTS

         In March 1995, Healthdyne acquired a 15% ownership interest in National Reproductive Medical Centers, Inc., a Delaware corporation and multi-site provider of infertility treatment services ("NRMC"), which interest was transferred to the Company in the Merger. Effective as of June 1, 1996, the Company acquired the remaining 85% ownership interest in NRMC through exercise of an option under the terms of a Shareholders Agreement dated February 28, 1995 among Healthdyne and the shareholders of NRMC. The acquisition was effected by merging NRMC with a wholly-owned subsidiary of Matria on July 10, 1996. Results of operations of NRMC have been included in the consolidated results of operations of the Company since June 1, 1996.

         Acquisition costs incurred in the two-step acquisition of NRMC totalled $14.207 million, consisting of the issuance of 779,679 shares of the Company's Common Stock valued at $8.50 per share ($6.627 million), the assumption of NRMC common stock options and the substitution of options to purchase 60,604 shares of the Company's Common Stock valued at $8.50 per share ($515,134), a $6.74 million payment in cash to former NRMC stockholders (including a $1.25 million payment for the initial 15% investment) and $325,000 of transaction costs.

         As part of the transaction, the Company agreed to provide stock price protection for the shares of Common Stock issued to the NRMC stockholders. If the average closing price of the Company's Common Stock for the five trading days prior to the effective date of the Registration Statement falls below $8.50 per share, the Company must, at its sole discretion, either issue additional shares of its Common Stock (valued at such average price) or pay cash to former NRMC stockholders in an amount equal to such shortfall. The issuance of such additional shares or payment of cash will not affect the recorded purchase price.

         The NRMC acquisition has been accounted for using the purchase method of accounting. The purchase price was allocated based on estimated fair values at acquisition. The excess of purchase price over the fair value of the net assets acquired was $14.034 million and is being amortized on a straight-line basis over five years.


                                  RISK FACTORS

         Prospective purchasers of Shares should consider carefully the factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Shares.

         In addition to the historical information contained or incorporated by reference herein, the discussion in this Prospectus contains forward-looking statements with respect to the Company that involve risks and uncertainties. The actual performance and results of the Company could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this "Risk Factors" section, as well as those discussed elsewhere in this Prospectus or in the documents incorporated by reference herein.

UNCERTAINTIES ASSOCIATED WITH INTEGRATION OF BUSINESSES

         The Merger in March 1996 involved the integration of Healthdyne and Tokos, two companies that had previously operated independently. Since the Merger, Matria has begun to consolidate the service centers and other facilities of Healthdyne and Tokos, based on a case-by-case review of the existing operations. Matria may incur significant costs and expenses in consolidating the operations and facilities of Healthdyne and Tokos, which costs and expenses could have a material adverse effect on the results of operations or financial condition of Matria and could exceed estimates already charged as restructuring costs. While savings in operating costs are expected to be achieved as a result of the Merger, no assurance can be given that difficulties will not be encountered in integrating the operations of Tokos and Healthdyne or that the full benefits and attendant cost savings expected from such integration will be realized or achieved in the expected time frame. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the results of operations or financial condition of Matria.

LARGE PERCENTAGE OF ASSETS COMPRISED OF GOODWILL

         Although Matria has substantial assets reflected on its balance sheet, a large percentage of those assets are intangible assets or goodwill (as opposed to tangible assets, such as cash, accounts receivable, inventory and equipment). At June 30, 1996, Matria's total assets were approximately $253.14 million, of which approximately $164.1 million, or 64.8% of total assets, were goodwill and intangibles, most of which are being amortized on a straight-line basis over five years. This large percentage of intangible assets may have a tendency to depress the price of Matria Common Stock. In addition, any future write down of such goodwill by Matria could have a material adverse effect on the results of operations of Matria.

RECENT AND CONTINGENT CASH OUTLAYS

         Matria has, directly or through its predecessors, incurred various obligations requiring significant cash outlays. In July 1996, Matria made a $5 million cash payment, together with accrued interest of $344,623, as final payment of a $10 million settlement of a class action securities lawsuit against Tokos which had been settled in 1995. Also in July 1996, Matria paid $5.5 million in cash to certain stockholders of NRMC in connection with its acquisition of the remaining outstanding equity interest in NRMC. See "The Company - Recent Developments." Matria has incurred substantial costs in connection with the Merger, and, as of June 30, 1996, its remaining liability for such estimated costs was approximately $11.575 million. Additionally, Maria may be required to make additional severance payments of approximately $7.9 million pursuant to employment agreements with certain former officers of Tokos and Healthdyne, and may be required to place in trust approximately $3.2 million under a retirement benefit awards program for such officers. While Matria believes that its current cash balances and expected cash flows from operations and investing activities will be sufficient to fund its current operations and cash obligations as well as any expansion of NRMC's business in the foreseeable future, there can be no assurance that lower than expected cash flows would not have a material adverse effect on the operating results or financial condition of Matria.

HEALTHCARE REFORM AND FEDERAL BUDGET LEGISLATION

         Healthcare is an area of extensive and dynamic change. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals under consideration are cost controls on healthcare providers, insurance market reforms to increase the availability of group health insurance to small businesses and requirements that all businesses offer health insurance coverage to their employees. The costs of certain proposals would be funded in part by reductions in payments by governmental programs, including Medicare and Medicaid, to healthcare providers. In addition, both public and private payors are increasing pressures to limit increases in healthcare costs. These changes could have a material adverse effect on the results of operations or financial condition of Matria.

         In November 1995, the United States Senate and House of Representatives passed a budget reconciliation bill which would establish a framework for balancing the federal budget in seven years. While the President has vetoed the bill, the Administration has agreed to negotiations to achieve a balanced budget in this timeframe. Therefore, many of the budget reduction proposals in the reconciliation bill may become part of any final legislation.

         The bill passed by the Senate and House would result in a major restructuring of the current Medicaid program. Rather than operating as an entitlement program, the new "MediGrant" program would provide federal block grants to the states for medical assistance provided to low income individuals and families. While the states would be subject to certain federal requirements, states would also have broad flexibility to establish their coverage, eligibility and payment standards. Given the fixed federal funds that would be available to support state MediGrant programs, there would be no assurance that, if enacted, these provisions would not have a material adverse effect on the results of operations of companies, like Matria, which provide services to participants in these programs.

POSSIBLE LIMITATIONS ON REIMBURSEMENTS BY THIRD PARTY PAYORS

         Most of Matria's revenues are attributable to payments received from third party payors such as private insurance companies, health maintenance organizations and government payors. Any significant reduction in third party reimbursement for the services offered by Matria could have a material adverse effect on the results of operations or financial condition of Matria. In addition, managed care providers, which are a growing segment of private payors, are placing downward pressure on the prices that companies can obtain for their services. The interrelated lowering of reimbursement rates, increasing medical review of bills for services and negotiating for reduced contract rates could have a material adverse effect on the results of operations or financial condition of Matria.

EXTENSIVE REGULATION

         Participants in the healthcare industry, including providers of services such as those offered by Matria, are subject to extensive federal, state and local regulation relating to, among other things, licensure, conduct of operations and the addition of facilities and services, and there can be no assurance that future regulatory changes will not have a material adverse effect on the results of operations or financial condition of Matria. As a provider of services to patients under various government programs, including certain state Medicaid programs, Matria is subject to the federal fraud and abuse laws. These laws prohibit any bribe, kickback, rebate or payment of other remuneration of any sort in return for the referral of Medicare or Medicaid patients, and the submission of false claims. Violations of these provisions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs.

         The broad language of the anti-kickback provisions of the fraud and abuse laws has been interpreted by the courts and governmental enforcement agencies in a manner which could impose liability on healthcare providers for engaging in a wide variety of business transactions. Limited "safe harbor" regulations exempt certain practices from enforcement action under the prohibitions. However, these safe harbors are only available to transactions which fall entirely within the narrowly defined guidelines.

         Recently, the federal government made a policy decision to increase significantly the resources allocated to enforcing the fraud and abuse laws. The Office of the Inspector General, in cooperation with other federal agencies, has announced its intention to scrutinize the activities of home health agencies, durable medical equipment suppliers and skilled nursing facilities in California, Florida, Illinois, New York and Texas, states in which Matria has significant operations. Private insurers and various state enforcement agencies also have increased their scrutiny of healthcare claims in an effort to identify and prosecute fraudulent and abusive practices. Matria maintains an internal regulatory compliance review program and from time to time may retain special counsel to provide advice on compliance with such laws and regulations. However, no assurance can be given that the practices of Matria, if reviewed, would be found to be in compliance with such laws, as such laws ultimately may be interpreted.

         In 1993, Congress enacted the so-called "Stark Law," which imposes civil penalties and exclusions for referrals by physicians to certain entities with which they have a financial relationship (subject to specified exceptions). In addition, several states in which Matria operates have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between healthcare providers, if such arrangements are designed to induce or encourage the referral of patients to a particular provider. Other states have enacted or are considering legislation that either prohibits "physician self-referral" arrangements or requires physicians to disclose any financial interests they may have with a healthcare provider that such physicians recommend to their patients. Possible sanctions for a violation of these restrictions include loss of licensure and civil and criminal penalties. Such statutes and proposed legislation vary from state to state and seldom have been interpreted by the courts or regulatory agencies. Strict enforcement of these regulations is likely. Matria has certain financial relationships with physicians who may refer, or be in a position to refer, patients to Matria for services. Although Matria believes that these financial relationships meet applicable exceptions permitting referrals by such physicians, if the laws are subsequently interpreted to prohibit these relationships, Matria may be required to further modify these arrangements or to discontinue accepting referrals from such physicians.

         The federal budget reconciliation legislation, which was vetoed by the President, would have established new fraud and abuse sanctions and penalties and would have made the Stark prohibitions on physician self-referrals less restrictive in certain respects. It is not clear whether similar legislation will become law or, if enacted, what impact such legislation would have on the services offered by Matria, but the elimination of certain self-referral restrictions could create additional competitive pressures on the operations of Matria.

         Matria's obstetrical management services, which utilize home uterine activity monitors, account for a substantial portion of its revenues. These monitors are classified as medical devices under the Federal Food, Drug and Cosmetic Act of 1976 (the "FDC Act") and are subject to regulation by the FDA. While the devices are labeled only for certain indications, as part of the practice of medicine, physicians may and do prescribe the devices for indications for which the devices are not labeled, such as for use in detecting preterm labor in general. Management cannot quantify the portion of Matria's business resulting from such "off-label use". Matria does not anticipate any change in the FDA's policies permitting physicians to prescribe the use of these devices for indications for which the devices are not labeled, but if the FDA did change its policies to limit the use of such devices or otherwise require Matria to change the business practices currently carried on regarding the use of such devices, such actions could have a material adverse effect on the results of operations or financial condition of Matria.

         In addition, some of the services that Matria offers involve the provision of drugs that are regulated by the FDA under the FDC Act. While these drugs are labeled for specific indications and cannot be promoted for any other indications, physicians may and do prescribe the drugs for indications that have not been approved by the FDA. For example, terbutaline is labeled for the treatment of asthma but is frequently prescribed by obstetricians as a tocolytic for the treatment of preterm labor. Although Matria does not promote the drug for this purpose, it regularly fills physician orders to dispense and provide nursing services in connection with the medication for preterm labor patients. In May 1993, the FDA Fertility and Maternal Health Drugs Advisory Committee met to discuss the safety and efficacy of terbutaline for tocolysis. The Committee recommended that the manufacturers of terbutaline apply for approval of the drug in the treatment of preterm labor. In August 1996, the National Women's Health Network in Washington, D.C. petitioned the FDA to stop Matria from marketing a terbutaline pump as a treatment for preterm labor. The FDA is currently considering the petition. Any action by the FDA that limits the ability of Matria to offer a high risk pregnancy management service involving the administration of drugs for indications for which the drugs have not been labeled could have a material adverse effect on the results of operations or financial condition of Matria.

         Failure of Matria to comply with these regulations or laws could adversely affect Matria's ability to provide, or to receive reimbursement for, its products and services and could also subject Matria and its officers to penalties. Changes in these laws or interpretations of existing regulations or laws could have a material adverse effect on permissible activities of Matria, the relative costs of doing business and the amount of reimbursement by government and other third party payors. In addition, laws and regulations often are adopted to regulate new products, services and industries. There can be no assurance that either the states or the federal government will not impose additional regulations upon Matria's activities which might adversely affect its results of operations or financial condition.

RECENT MEDICAL CONTROVERSIES

         In May 1996, an eight-member committee of the American College of Obstetricians and Gynecologists ("ACOG") published an opinion stating, among other things, that the use of home uterine activity monitoring devices has not been shown to prevent prematurity. While the committee opinion represented a more recent review of existing literature, there was essentially no change from its 1989 and 1992 opinions regarding the independent benefit of home uterine activity monitoring in reducing prematurity. The 1996 opinion, however, did acknowledge the benefit of home uterine activity monitoring in early detection of preterm labor, prolongation of pregnancy and improved pregnancy outcomes as measured by gestational age at delivery, birthweight, NICU admission and NICU lengths of stay. The ACOG committee opinions from time to time have received substantial business and medical press coverage. While Matria does not believe that either home uterine activity monitoring or any other diagnostic devices can in and of itself improve therapeutic outcomes (e.g., a mammogram cannot prevent breast cancer), it does believe that monitoring can assist the physician in the early detection of preterm labor which, based on physician interventions, may improve pregnancy outcomes. There have been a number of studies regarding the use of home uterine activity monitoring devices. Matria believes that the results of these studies have been, and will continue to be, reviewed by practicing physicians in determining whether to prescribe home uterine activity monitoring for their patients. However, no assurance can be given that physicians will continue to prescribe home uterine activity monitoring services.

COMPETITION

         The home healthcare services industry is highly competitive. While Matria is aware of only a few national companies that currently offer a broad line of home healthcare services specifically designed for the treatment and management of high risk obstetrical patients, there are a number of local and national companies that provide one or more of the services provided by Matria. In addition, no assurance can be given that other companies, particularly those in other segments of the home healthcare industry, will not enter Matria's market. Certain of Matria's competitors and potential competitors have significantly greater financial, marketing and technical resources than those of Matria. There can be no assurance that Matria will not encounter increased competition in the future that could limit its ability to maintain or increase its market share. Such increased competition could have a material adverse effect on Matria's business, results of operations or financial condition of Matria.

DEPENDENCE ON RELATIONSHIPS WITH THIRD PARTIES

         The profitability and growth of Matria's business depends on its ability to establish and maintain close working relationships with managed care organizations, private and governmental third-party payors, hospitals, physicians, physician groups, home health agencies and other institutional health providers, and large self-insured employers. Managed care plans have continued to consolidate to enhance their ability to influence the delivery of healthcare services and are increasingly contracting with providers of home care services which can offer "one stop shopping" for home care services. There can be no assurance that relationships developed by Healthdyne or Tokos will be successfully maintained by Matria or that additional relationships will be successfully developed and maintained in existing or future markets. The loss of such existing relationships or the failure to continue to develop such relationships could have a material adverse effect on Matria's business, results of operations or financial condition. Managed care organizations and third-party payor entities are increasingly exercising greater control over the utilization of healthcare services and other clinical decisions that have traditionally been made exclusively by physicians. Both Tokos and Healthdyne entered into a number of contractual agreements with managed care organizations and third-party payor entities under which they agreed to perform services pursuant to specified conditions at negotiated rates. To a more limited extent, Tokos and Healthdyne also entered into risk sharing arrangements for the provision of their services including capitation. There can be no assurance that the proportion of Matria's business attributable to such contractual arrangements will continue to increase or that the risk sharing arrangements will be financially successful.

POTENTIAL LIABILITY

         Participants in the home healthcare market are subject to lawsuits alleging negligence, product liability or other similar legal theories, many of which involve large claims and significant defense costs. From time to time, Healthdyne and Tokos each were subject to such lawsuits as a result of the nature of their businesses. Although Matria currently maintains liability insurance intended to cover such claims, there can be no assurance that the coverage limits of such insurance policies will be adequate or that all such claims will be covered by the insurance. In addition, these insurance policies must be renewed annually. While Matria has been able to obtain liability insurance, such insurance varies in cost, is difficult to obtain and may not be available in the future on terms acceptable to Matria, if at all. A successful claim in excess of the insurance coverage could have a material adverse effect on the results of operations or financial condition of Matria. Claims, regardless of their merit or eventual outcome, also may have a material adverse effect on Matria's business and reputation.

HIE SPINOFF

         On October 20, 1995, the Board of Directors of Healthdyne approved a plan to distribute Healthdyne's 100% owned interest in Healthdyne Information Enterprises, Inc. ("HIE") to the shareholders of Healthdyne in a taxable distribution. The HIE Spinoff was effected November 6, 1995. On October 20, 1995, Healthdyne and HIE entered into a Distribution Agreement, which sets forth their rights and obligations in connection with the Distribution and also executed related Tax Indemnity and Tax Disaffiliation Agreements, a Corporate Services Agreement and a License Agreement. On November 7, 1995, the first day of trading, the HIE stock traded in the over-the-counter market at $1.25 per share, and Healthdyne utilized that price as the fair market value of HIE's Common Stock in reporting the HIE Spinoff for federal income tax purposes. Based on that valuation, the HIE Spinoff would not result in any significant taxable gain to Healthdyne (or claim against HIE under the Tax Indemnity Agreement). However, HIE's Common Stock has subsequently closed at prices ranging from $1.125 to $7.75 per share.

If those or any other prices in excess of $1.25 per share were deemed to represent the fair value of HIE Common Stock on the date of the HIE Spinoff, Matria could incur approximately $1.3 million of federal income tax liability for each $0.25 increase in the fair value of HIE's Common Stock. Healthdyne had net operating losses (NOLs) of approximately $14,100,000 at December 31, 1995, which may cover any tax liability resulting from the HIE Spinoff. In the event Matria does incur a federal income tax liability or is required to utilize NOLs to decrease or eliminate any monetary payment of a federal income tax liability as a result of the HIE Spinoff, HIE would be obligated under the Tax Indemnity Agreement to reimburse Matria for such liability or utilization of NOLs, and HIE would have the option to pay such amounts in HIE Common Stock. Because the full value of any HIE Common Stock received by Matria in satisfaction of HIE's indemnity obligation under the Tax Indemnity Agreement may not be realized upon the sale of such stock by Matria, there is no absolute assurance that Matria will not incur losses as a result of the HIE Spinoff.

PENDING LITIGATION

         A complaint was filed on February 1, 1995 by The Lindner Fund, Inc. in the Eastern District of Missouri against Healthdyne and its former subsidiary Home Nutritional Services, Inc. ("HNS") alleging that The Lindner Fund would not have sold its investment in HNS on February 8, 1994 had Healthdyne and HNS disclosed the potential sale of HNS. Damages have been requested in the amount of $1,050,900, representing the aggregate difference between the price received upon the sale of such stock by The Lindner Fund and the $7.85 per share price paid by W.R. Grace & Co. on April 6, 1994 for HNS. Healthdyne has denied the allegations set forth in the complaint and is currently defending the matter vigorously.

         In addition to the foregoing, each of Healthdyne and Tokos was a party to various legal claims and actions incidental to its business, including professional and product liability claims. Each of Healthdyne and Tokos maintained insurance, including insurance covering professional and product liability claims, with customary deductible amounts. There can be no assurance, however, that (i) additional suits will not be filed against Matria in the future, (ii) Healthdyne's or Tokos' prior experience with respect to the disposition of its litigation accurately indicates the results that will occur in pending or future cases against Matria, or (iii) adequate insurance coverage will be available at acceptable prices for incidents arising in the future.

HISTORY OF LOSSES; NET LOSS CARRYOVERS

         Tokos had net losses for 1993, 1994 and 1995. Healthdyne also had net losses from continuing operations for 1993 and 1994, but had net income from continuing operations of $790,000 for 1995. Matria has had net losses for the six months ended June 30, 1996. There can be no assurance that Matria will become or remain profitable in the future.

         As of December 31, 1995, Healthdyne and Tokos had accumulated net operating loss carryovers of approximately $14.1 million and $35.5 million, respectively, which will carryover to Matria. Under Section 382 of the Internal Revenue Code of 1986, as amended, certain ownership changes with respect to the stock of a corporation having unused net operating loss carryovers (a "loss corporation"), or with respect to the stock of its parent corporation, may result in annual limitations on the utilization of such loss carryovers to offset future taxable income of the loss corporation. Although the Section 382 limitations apply to Matria as a result of the Merger, Matria believes that such limitations will not result in the loss of the utilization of its loss carryovers.

CERTAIN ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Certificate of Incorporation and Bylaws of Matria may make an unsolicited acquisition of control of Matria more difficult or expensive. In addition, Matria has a stockholders rights plan, which also may make an unsolicited acquisition of Matria more difficult or expensive.

DEPENDENCE ON KEY PERSONNEL

         Matria is dependent on the continued services and management experience of its executive officers and other key employees. If such executive officers or other key employees were to leave and Matria was unable to obtain adequate replacements, Matria's operating results could be adversely affected. In addition, Matria's growth depends on its ability to attract, retain and motivate skilled employees, and on the ability of its officers and key employees to manage growth successfully.

POSSIBLE VOLATILITY OF STOCK PRICES

         The market price of the Common Stock may be subject to significant fluctuations in response to variations in Matria's quarterly operating results, announcements of developments concerning Matria's or its competitors' businesses, failures to meet securities analysts' expectations, general trends in the market for home healthcare products and services and other factors. In addition, broad market fluctuations, as well as general economic or political conditions and agendas such as healthcare reform, may adversely affect the market price of Common Stock, regardless of Matria's actual performance.

DIVIDEND POLICY

         Matria's present intention is to retain all earnings for working capital, capital expenditures, the repayment of outstanding indebtedness and general corporate purposes. Accordingly, Matria does not anticipate that it will pay any dividends on the Common Stock in the foreseeable future.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby. All of the proceeds from the sale of the Shares offered hereby will be received by the Selling Stockholders.

                            THE SELLING STOCKHOLDERS

         All of the Shares offered hereby are beneficially owned by the Selling Stockholders and were acquired by the Selling Stockholders in connection with the NRMC acquisition. The Selling Stockholders do not beneficially own any shares of Common Stock or other securities of the Company other than the Shares. Since the Selling Stockholders may sell all, or some or none of the Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or that will be beneficially owned by the Selling Stockholders upon completion of the offering contemplated by this Prospectus.

         The following table sets forth the name of each Selling Stockholder, the number of shares of the Company's Common Stock held by each such person as of August 23, 1996, the number of shares which may be offered for the account of each such person, and the number of shares of Common Stock to be owned by each such person if all the Shares offered hereby are sold.

                                                                              Number of Shares
                                  Number of Shares    Number of Shares       to be Owned if All
             Selling                  Held at            Which May           Shares Offered Are
           Stockholders           August 23, 1996        be Offered         Sold in the Offering
           ------------           ----------------    ----------------      --------------------
 Geoffrey Sher, M.D.                   270,048             270,048                 0

 IRA of Geoffrey
   Sher, M.D.                           33,164              33,164                 0

 Sher 1992 Children's Trust              2,061               2,061                 0

 Sher 1992 Irrevocable Trust             2,061               2,061                 0

 Victor Knutzen, M.D.                  300,053             300,053                 0

 Knutzen 1992 Children's
   Trust                                 2,290               2,290                 0

 Knutzen 1992
   Irrevocable Trust                     2,290               2,290                 0

 Fertility Center Partners             136,177             136,177                 0

 Harley J. Earl, II                      1,628               1,628                 0

 Michael Feinman                        14,840              14,840                 0

 Christo Zouves                          7,420               7,420                 0

         The Company has entered into a Private Placement and Registration Rights Agreement dated as of June 24, 1996 (the "Registration Rights Agreement") with certain of the Selling Stockholders pursuant to which the Company has filed this Registration Statement covering the Shares. Pursuant to the Registration Rights Agreement, the Company is obligated to file the Registration Statement no later than August 30, 1996, to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable thereafter and to keep the Registration Statement continuously effective until the earlier of (i) July 10, 1998 (two years following the closing date of the Merger) or (ii) 30 days after Matria gives notice of its intention to terminate such registration (which notice may not be given earlier than 240 days after the Effective Date of the Registration Statement). The Company has agreed to pay all expenses incurred in connection with the registration and sale of the Shares pursuant to the Registration Rights Agreement, other than commissions, underwriting discounts and fees of any counsel for the Selling Stockholders. Any of the Shares sold pursuant to this Prospectus will no longer be entitled to the benefits of the Registration Rights Agreement.


                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Stockholders on the Nasdaq National Market or any national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Selling Stockholders may effect sales of the Shares directly or by or through agents, brokers, dealers or underwriters and the Shares may be sold by one or more of the following methods: (a) underwritten public offerings; (b) ordinary brokerage transactions; (c) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (d) in "block" sales; and (e) through the writing of options on the Shares. At the time a particular offer is made, a supplemental prospectus, if required, will be distributed that sets forth the name or names of any agents, broker-dealers or underwriters, any commissions and other terms constituting compensation and any other required information. Any such supplemental prospectus will be filed by the Company with the Commission pursuant to Rule 424(c) under the Securities Act. In effecting sales, broker-dealers engaged by the Selling Stockholders and/or the purchasers of the Shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Stockholders and/or the purchasers of the Shares in amounts to be negotiated immediately prior to the sale. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Stockholders have agreed to pay any underwriting discounts and commissions and fees of any counsel for the Selling Stockholders in connection with the registration and sale of the Shares. All other expenses in connection with the registration and sale of the Shares hereunder will be paid by the Company.

         The Selling Stockholders and any broker-dealer who acts in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

         Pursuant to the Registration Rights Agreement between the Company and the Selling Stockholders, the Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. The Company has agreed to use its reasonable efforts to keep the Registration Statement continuously effective until the earlier of (i) July 10, 1998 (two years following the closing date of the Merger), or (ii) 30 days after Matria gives notice to each Selling Stockholder of its intention to terminate such registration, which notice may not be given by Matria earlier than 240 days after the effective date of the Registration Statement.

         Pursuant to the terms of the Registration Rights Agreement, the Company and the Selling Stockholders have agreed to indemnify each other and certain other parties, including underwriters, if any, for certain liabilities, including liabilities under the Securities Act, in connection with the registration of the Shares.


                                 LEGAL MATTERS

         The legality of the Shares offered hereby is being passed upon for the Company by Troutman Sanders LLP, Atlanta, Georgia.


                                    EXPERTS

         At December 31, 1995, Matria had no material assets or operations. Accordingly, and because Tokos was deemed to be the acquiror in the Merger, the consolidated financial statements of Tokos and its subsidiaries are incorporated by reference in this Prospectus from the Company's Report on Form 8-K dated March 7, 1996, as amended by its Report on Form 8-K/A dated March 29, 1996 (together, the "Merger Form 8-K"). Such consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Healthdyne, which was deemed to be the acquired company in the Merger, as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of firm as experts in accounting and auditing.

         The consolidated financial statements of NRMC, which was acquired by Matria following the Merger, are incorporated by reference to the Company's Report on Form 8-K, dated July 10, 1996, as amended by its Report on Form 8- K/A dated August 28, 1996. Such consolidated financial statements have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:


          SEC Registration Fee . . . . . . . . . . .     $     1,980
          Legal and Accounting Fees and Expenses . .          20,000
          Miscellaneous  . . . . . . . . . . . . . .           1,020
                                                         -----------
                  Total  . . . . . . . . . . . . . .     $    23,000
                                                         ===========


All of the above items are estimates except the SEC Registration Fee. All of such estimated expenses will be borne by the Company.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law, as amended (the "Delaware Code"), gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Also, the Section states that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         The Company's Certificate of Incorporation limits the liability of directors of the Company for monetary damages to the Company and its stockholders for breaches of fiduciary duty to the fullest extent permitted under the Delaware Code. In addition, the Certificate provides that the Company shall, to the fullest extent permitted by law, indemnify its directors and officers against any liability, losses or related expenses which they may incur by reason of serving or having served as directors and officers of the Company.

         The Company's Bylaws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the Company to the fullest extent permitted by the Delaware Code, as the same exists or may hereafter be amended, against all costs, charges, expenses, liabilities and losses reasonably incurred or suffered by such person in connection therewith, and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit or his or her heirs, executors and administrators; provided, however, that the Company will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Company's Board of Directors. The right to indemnification will be a contract right and will include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware Code so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it will ultimately be determined that such director or officer is not entitled to be indemnified. The Company may provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

         The indemnification rights conferred by the Company's Certificate are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company may maintain insurance on behalf of its directors, officers, employees and agents. Additionally, the Merger Agreement requires such insurance to be maintained by the Company covering present and former officers, directors, employees, trustees and agents of Tokos and Healthdyne for a period of at least six years from the closing date of the Merger, subject to certain limitations.

         Reference is made to Section 3.7 of the form of Registration Rights Agreement for the Company's and the Selling Stockholders' respective agreements to indemnify each other, and to provide contribution in circumstances where indemnification is unavailable.


ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                        EXHIBITS
- ------                        --------
 2          -    Agreement and Plan of Merger dated June 24, 1996, between the Company, NRMC, NRMC Acquisition Corporation and certain NRMC stockholders (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K
                 dated July 10, 1996 (the "Form 8-K") and incorporated herein by reference).

 5          -    Opinion of Troutman Sanders LLP as to the legality of the securities being registered.

24.1        -    Consent of Troutman Sanders LLP (contained in Exhibit 5).

24.2        -    Consent of Ernst & Young LLP, independent public accountants

24.3        -    Consent of KPMG Peat Marwick LLP, independent public accountants

24.4        -    Consent of Arthur Andersen LLP, independent public accountants

25          -    Powers of attorney (see pages II-5 and II-6).

99.1        -    Shareholders Agreement dated February 28, 1995, among Healthdyne, NRMC and certain NRMC stockholders (filed as Exhibit 99.3 to the Form 8-K and incorporated herein by reference).

99.2        -    Private Placement and Registration Rights Agreement between the Company and the Selling
                 Stockholders dated as of June 24, 1996.

ITEM 17.  UNDERTAKINGS.

        The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia on the 29th day of August, 1996.



                                        Matria Healthcare, Inc.



                                        By: /s/ Robert F. Byrnes
                                           ---------------------
                                           Robert F. Byrnes
                                           President and Chief Executive Officer





                               POWER OF ATTORNEY

         We, the undersigned directors and officers of Matria Healthcare, Inc., do hereby constitute and appoint Robert F. Byrnes, Donald R. Millard and J. Brent Burkey, and each and any one of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below and as of the date indicated above:


      SIGNATURE                                      TITLE
      ---------                                      -----

 /s/ Parker H. Petit                  Chairman of the Board and Director
- --------------------------------
Parker H. Petit

                                      President and Chief Executive Officer (Principal
 /s/ Robert F. Byrnes                 Executive Officer) and Director
- --------------------------------
Robert F. Byrnes


                                      Senior Vice President-Finance, Chief Financial
 /s/ Donald R. Millard                Officer and Treasurer (Principal Financial and
- --------------------------------      Accounting Officer)
Donald R. Millard



 /s/ Craig T. Davenport               Director
- --------------------------------
Craig T. Davenport


 /s/ Thomas W. Erickson               Director
- --------------------------------
Thomas W. Erickson



 /s/ David L. Goldsmith               Director
- --------------------------------
David L. Goldsmith


 /s/ Gene P. Guselli                  Director
- --------------------------------
Gene P. Guselli



                                      Director
- --------------------------------
Carl E. Sanders



 /s/ Jacquelyn M. Ward                Director
- --------------------------------
Jacquelyn M. Ward


 /s/ Morris S. Weeden                 Director
- --------------------------------
Morris S. Weeden



 /s/ Frederick P. Zuspan, M.D.        Director
- --------------------------------
Frederick P. Zuspan, M.D.

                               INDEX TO EXHIBITS

                                                                                                   SEQUENTIALLY
                                                                                                     NUMBERED
 EXHIBIT NO.     DESCRIPTION OF EXHIBIT                                                                PAGE
 -----------     ----------------------                                                            ------------

     2           Agreement and Plan of Merger dated June 24, 1996, between the Company,
                 NRMC, NRMC Acquisition Corporation and certain NRMC
                 stockholders (filed as Exhibit 2.1 to the Company's
                 Current Report on Form 8-K dated July 10, 1996 (the
                 "Form 8-K") and incorporated herein by reference).

     5 Opinion of Troutman Sanders LLP as to the legality of the securities being registered.

    24.1         Consent of Troutman Sanders LLP (contained in Exhibit 5).

    24.2 Consent of Ernst & Young LLP, independent public accountants

    24.3 Consent of KPMG Peat Marwick LLP, independent public accountants

    24.4 Consent of Arthur Andersen LLP, independent public accountants

    25           Powers of attorney (see pages II-5 and II-6).

    99.1         Shareholders Agreement dated February 28, 1995, among Healthdyne,
                 NRMC and certain NRMC stockholders (filed as Exhibit 99.3 to the Form 8-K and incorporated herein by reference).

    99.2 Private Placement and Registration Rights Agreement between the Company and the Selling Stockholders dated
                 June 24, 1996.